UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 2)
GRAY TELEVISION, INC.

(Name of Issuer)
Common Stock

(Title of Class of Securities)
389375106

(CUSIP Number)
December 5, 2007

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)

☑ Rule 13d-1(c)

☐ Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Item 1(a) Name of Issuer
Item 1(b) Address of Issuers Principal Executive Offices
Item 2(a) Name of Persons Filing
Item 2(b) Address of Principal Business Office or, if non Residence
Item 2(c) Citizenship
Item 2(d) Title of Class of Securities
Item 2(e) CUSIP Number
Item 3 Status of Persons Filing
Item 4 Ownership
Item 5 Ownership of 5% or Less of a Class
Item 6 Ownership of More than 5% on Behalf of Another Person
Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Item 8 Identification and Classification of Members of the Group
Item 9 Notice of Dissolution of Group
Item 10 Certifications
SIGNATURES

CUSIP No.	389375106

1	Names of Reporting Persons. Highland Capital Management, L.P. I.R.S. Identification Nos. of above persons (entities only). 75-2716725

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) ☐
	(b) ☐

3	SEC Use Only

4	Citizenship or Place of Organization

	Delaware

	5	Sole Voting Power

Number of		6,167,034

Shares	6	Shared Voting Power
Beneficially
Owned by		672,652

Each	7	Sole Dispositive Power
Reporting
Person With:		6,167,034

	8	Shared Dispositive Power

		672,652

9	Aggregate Amount Beneficially Owned by Each Reporting Person

	6,839,686

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

	☐

11	Percent of Class Represented by Amount in Row (9)

	16.15% (1)

12	Type of Reporting Person (See Instructions)

	PN/IA
(1)	Based on 42,350,720 shares of Issuer’s Common Stock outstanding, reported on the Form 10-Q filed with the SEC by the Issuer on November 7, 2007.

CUSIP No.	389375106

1	Names of Reporting Persons. Strand Advisors, Inc. I.R.S. Identification Nos. of above persons (entities only). 95-4440863

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) ☐
	(b) ☐

3	SEC Use Only

4	Citizenship or Place of Organization

	Delaware

	5	Sole Voting Power

Number of		6,167,034

Shares	6	Shared Voting Power
Beneficially
Owned by		672,652

Each	7	Sole Dispositive Power
Reporting
Person With:		6,167,034

	8	Shared Dispositive Power

		672,652

9	Aggregate Amount Beneficially Owned by Each Reporting Person

	6,839,686

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

	☐

11	Percent of Class Represented by Amount in Row (9)

	16.15% (1)

12	Type of Reporting Person (See Instructions)

	CO/HC
(1)	Based on 42,350,720 shares of Issuer’s Common Stock outstanding, reported on the Form 10-Q filed with the SEC by the Issuer on November 7, 2007.

CUSIP No.	389375106

1	Names of Reporting Persons. James Dondero I.R.S. Identification Nos. of above persons (entities only).

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) ☐
	(b) ☐

3	SEC Use Only

4	Citizenship or Place of Organization

	United States

	5	Sole Voting Power

Number of		6,167,034

Shares	6	Shared Voting Power
Beneficiallly
Owned by		672,652

Each	7	Sole Dispositive Power
Reporting
Person With:		6,167,034

	8	Shared Dispositive Power

		672,652

9	Aggregate Amount Beneficially Owned by Each Reporting Person

	6,839,686

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

	☐

11	Percent of Class Represented by Amount in Row (9)

	16.15% (1)

12	Type of Reporting Person (See Instructions)

	IN/HC
(1)	Based on 42,350,720 shares of Issuer’s Common Stock outstanding, reported on the Form 10-Q filed with the SEC by the Issuer on November 7, 2007.

CUSIP No.	389375106

1	Names of Reporting Persons. Highland Credit Strategies Fund (1) I.R.S. Identification Nos. of above persons (entities only). 20-4948762

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) ☐
	(b) ☑

3	SEC Use Only

4	Citizenship or Place of Organization

	Delaware

	5	Sole Voting Power

Number of		0

Shares	6	Shared Voting Power
Beneficially
Owned by		357,343

Each	7	Sole Dispositive Power
Reporting
Person With:		0

	8	Shared Dispositive Power

		357,343

9	Aggregate Amount Beneficially Owned by Each Reporting Person

	357,343

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

	☐

11	Percent of Class Represented by Amount in Row (9)

	0.84% (2)

12	Type of Reporting Person (See Instructions)

	OO
(1)	The Reporting Person may be deemed to be the beneficial owner of the shares of the Issuer’s Common Stock beneficially owned by the other Reporting Persons. However, with respect to the matters described herein, no other Reporting Person may bind, obligate or take any action, directly or indirectly, on behalf of Highland Credit Strategies Fund. The Reporting Person expressly disclaims membership in a group with respect to the issuer or securities of the issuer for the purposes of Section 13(d) or 13(g) of the Act.
(2)	Based on 42,350,720 shares of Issuer’s Common Stock outstanding, reported on the Form 10-Q filed with the SEC by the Issuer on November 7, 2007.

CUSIP No.	389375106

1	Names of Reporting Persons. Restoration Opportunities Fund (1) I.R.S. Identification Nos. of above persons (entities only). 20-2689757

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) ☐
	(b) ☑

3	SEC Use Only

4	Citizenship or Place of Organization

	Delaware

	5	Sole Voting Power

Number of		0

Shares	6	Shared Voting Power
Beneficially
Owned by		153,279

Each	7	Sole Dispositive Power
Reporting
Person With:		0

	8	Shared Dispositive Power

		153,279

9	Aggregate Amount Beneficially Owned by Each Reporting Person

	153,279

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

	☐

11	Percent of Class Represented by Amount in Row (9)

	0.36% (2)

12	Type of Reporting Person (See Instructions)

	OO
(1)	The Reporting Person may be deemed to be the beneficial owner of the shares of the Issuer’s Common Stock beneficially owned by the other Reporting Persons. However, with respect to the matters described herein, no other Reporting Person may bind, obligate or take any action, directly or indirectly, on behalf of Restoration Opportunities Fund. The Reporting Person expressly disclaims membership in a group with respect to the issuer or securities of the issuer for the purposes of Section 13(d) or 13(g) of the Act.
(2)	Based on 42,350,720 shares of Issuer’s Common Stock outstanding, reported on the Form 10-Q filed with the SEC by the Issuer on November 7, 2007.

CUSIP No.	389375106

1	Names of Reporting Persons. Highland Multi-Strategy Onshore Master SubFund, L.L.C. I.R.S. Identification Nos. of above persons (entities only). 20-5237152

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) ☐
	(b) ☐

3	SEC Use Only

4	Citizenship or Place of Organization

	Delaware

	5	Sole Voting Power

Number of		0

Shares	6	Shared Voting Power
Beneficially
Owned by		162,030

Each	7	Sole Dispositive Power
Reporting
Person With:		0

	8	Shared Dispositive Power

		162,030

9	Aggregate Amount Beneficially Owned by Each Reporting Person

	162,030

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

	☐

11	Percent of Class Represented by Amount in Row (9)

	0.38% (1)

12	Type of Reporting Person (See Instructions)

	OO
(1)	Based on 42,350,720 shares of Issuer’s Common Stock outstanding, reported on the Form 10-Q filed with the SEC by the Issuer on November 7, 2007.

CUSIP No.	389375106

1	Names of Reporting Persons. Highland Multi-Strategy Master Fund, L.P. I.R.S. Identification Nos. of above persons (entities only). 20-5237085

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) ☐
	(b) ☐

3	SEC Use Only

4	Citizenship or Place of Organization

	Bermuda

	5	Sole Voting Power

Number of		0

Shares	6	Shared Voting Power
Beneficially
Owned by		162,030

Each	7	Sole Dispositive Power
Reporting
Person With:		0

	8	Shared Dispositive Power

		162,030

9	Aggregate Amount Beneficially Owned by Each Reporting Person

	162,030

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

	☐

11	Percent of Class Represented by Amount in Row (9)

	0.38% (1)

12	Type of Reporting Person (See Instructions)

	PN/HC
(1)	Based on 42,350,720 shares of Issuer’s Common Stock outstanding, reported on the Form 10-Q filed with the SEC by the Issuer on November 7, 2007.

Item 1(a) Name of Issuer:
          Gray Television, Inc. (the “Issuer”).
Item 1(b) Address of Issuers Principal Executive Offices:
          4370 Peachtree Road, Atlanta, GA 30319.
Item 2(a) Name of Persons Filing:
          This statement is filed by and on behalf of: (i) Highland Capital Management, L.P. (“Highland Capital”); (ii) Strand Advisors, Inc. (“Strand”); (iii) James D. Dondero (“Dondero”); (iv) Highland Credit Strategies Fund (“Credit Fund”); (v) Restoration Opportunities Fund (“Restoration Fund”); (vi) Highland Multi-Strategy Onshore Master SubFund, L.L.C. (“Multi-Strategy SubFund”); and (vii) Highland Multi-Strategy Master Fund, L.P. (“Multi-Strategy Master Fund”).
          Highland Capital principally serves as an investment adviser and/or manager to other persons, including Credit Fund, Restoration Fund, Multi-Strategy SubFund and Multi-Strategy Master Fund; Highland Capital may be deemed to beneficially own shares owned and/or held by and/or for the account of and/or benefit of other persons, including Credit Fund, Restoration Fund, Multi-Strategy SubFund and Multi-Strategy Master Fund. Strand serves as the general partner of Highland Capital; Strand may be deemed to beneficially own shares owned and/or held by and/or for the account of and/or benefit of Highland Capital. Dondero is the President and a director of Strand; Dondero may be deemed to beneficially own shares owned and/or held by and/or for the account of and/or benefit of Strand.
          Each of the reporting persons declares that neither the filing of this statement nor anything herein shall be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, the beneficial owner of any securities covered by this statement.
          Each of the reporting persons may be deemed to be a member of a group with respect to the issuer or securities of the issuer for the purposes of Section 13(d) or 13(g) of the Act. Each of the reporting persons declares that neither the filing of this statement nor anything herein shall be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, (i) acting (or has agreed or is agreeing to act together with any other person) as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of the issuer or otherwise with respect to the issuer or any securities of the issuer or (ii) a member of any group with respect to the issuer or any securities of the issuer.
Item 2(b) Address of Principal Business Office or, if non Residence:
          The address of the principal business office of each of the reporting persons is Two Galleria Tower, 13455 Noel Road, Suite 800, Dallas, Texas 75240.
Item 2(c) Citizenship:
          See Item 4 of each cover page for the respective reporting persons.
Item 2(d) Title of Class of Securities:
          Common Stock, no par value (the “Common Stock”).
Item 2(e) CUSIP Number:
          389375106.
Item 3 Status of Persons Filing.
          Not applicable.
Item 4 Ownership.
(a)	Amount Beneficially Owned:

See Item 9 of each cover page for the respective reporting persons.

(b)	Percent of Class:

See Item 11 of each cover page for the respective reporting persons.

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote:

See Item 5 of each cover page for the respective reporting persons.

(ii)	Shared power to vote or to direct the vote:

See Item 6 of each cover page for the respective reporting persons.

(iii)	Sole power to dispose or to direct the disposition of:

See Item 7 of each cover page for the respective reporting persons.

(iv)	Shared power to dispose or to direct the disposition of:

See Item 8 of each cover page for the respective reporting persons.
Item 5 Ownership of 5% or Less of a Class.
          Not applicable.
Item 6 Ownership of More than 5% on Behalf of Another Person.
          Highland Capital serves as an investment adviser and/or manager to other persons, including Credit Fund, Restoration Fund, Multi-Strategy SubFund and Multi-Strategy Master Fund; Highland Capital may be deemed to beneficially own shares owned and/or held by and/or for the account and/or benefit of other persons, including Credit Fund, Restoration Fund, Multi-Strategy SubFund and Multi-Strategy Master Fund.
Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding             Company or Control Person.
          Not applicable.
Item 8 Identification and Classification of Members of the Group.
          Not applicable.
Item 9 Notice of Dissolution of Group.
          Not applicable.
Item 10 Certifications.
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES
          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: December 5, 2007

Highland Credit Strategies Fund

By:		/s/ James D. Dondero

James D. Dondero, President

Restoration Opportunities Fund

By:		/s/ James D. Dondero

James D. Dondero, President

Highland Multi-Strategy Onshore Master SubFund, L.L.C.

By:		Highland Multi-Strategy Master Fund, L.P., its managing member
By:		Highland Multi-Strategy Fund GP, L.P., its general partner
By:		Highland Multi-Strategy Fund GP, L.L.C., its general partner
By:		Highland Capital Management, L.P., its sole member
By:		Strand Advisors, Inc., its general partner

	By:	/s/ James D. Dondero
James D. Dondero, President

Highland Multi-Strategy Master Fund, L.P.

By:		Highland Multi-Strategy Fund GP, L.P., its general partner
By:		Highland Multi-Strategy Fund GP, L.L.C., its general partner
By:		Highland Capital Management, L.P., its sole member
By:		Strand Advisors, Inc., its general partner

	By:	/s/ James D. Dondero
James D. Dondero, President

Highland Capital Management, L.P.

By:		Strand Advisors, Inc., its general partner

	By:	/s/ James D. Dondero

James D. Dondero, President

Strand Advisors, Inc.

By:		/s/ James D. Dondero

James D. Dondero, President

James D. Dondero
/s/ James D. Dondero

EXHIBIT A
JOINT FILING AGREEMENT
          In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13D and Schedule 13G (including amendments thereto) with regard to the Common Stock of Gray Television, Inc., a Massachusetts corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of December 5, 2007.

Highland Credit Strategies Fund

By:	/s/ James D. Dondero
James D. Dondero, President

Restoration Opportunities Fund

By:	/s/ James D. Dondero
James D. Dondero, President

Highland Multi-Strategy Onshore Master SubFund, L.L.C.

By:	Highland Multi-Strategy Master Fund, L.P., its managing member
By:	Highland Multi-Strategy Fund GP, L.P., its general partner
By:	Highland Multi-Strategy Fund GP, L.L.C., its general partner
By:	Highland Capital Management, L.P., its sole member
By:	Strand Advisors, Inc., its general partner

By:	/s/ James D. Dondero
James D. Dondero, President

Highland Multi-Strategy Master Fund, L.P.

By:	Highland Multi-Strategy Fund GP, L.P., its general partner
By:	Highland Multi-Strategy Fund GP, L.L.C., its general partner
By:	Highland Capital Management, L.P., its sole member
By:	Strand Advisors, Inc., its general partner

By:	/s/ James D. Dondero
James D. Dondero, President

Highland Capital Management, L.P.

By:	Strand Advisors, Inc., its general partner

By:	/s/ James D. Dondero
James D. Dondero, President

Strand Advisors, Inc.

By:	/s/ James D. Dondero
James D. Dondero, President

James D. Dondero
/s/ James D. Dondero